Contact:	Jim Davidson	Tony Pordon

	Executive VP – Finance 201-325-3303	Senior Vice President 248-648-2540

	jdavidson@unitedauto.com	tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO INCREASES OFFERING TO $325 MILLION

ANNOUNCES PRICING OF 3.5% CONVERTIBLE SENIOR SUBORDINATED NOTES

REPURCHASES 500,000 SHARES

BLOOMFIELD HILLS, MI, January 26, 2006 – United Auto Group, Inc. (NYSE: UAG) today announced the pricing of $325 million aggregate principal amount of 3.5% convertible senior subordinated notes due 2026 (the “Convertible Notes”) in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933. This represents an increase of $75 million over the amount previously announced. The Convertible Notes will be convertible into shares of UnitedAuto common stock, all or a portion of which will be settled in cash, based on a conversion price of approximately $47.39 per share. UnitedAuto has granted a 13-day over-allotment option to the initial purchasers for an additional $50 million of Convertible Notes. The Convertible Notes will be redeemable by the Company on or after April 6, 2011. Holders of the Convertible Notes will be able to require UnitedAuto to repurchase their Convertible Notes on April 1, 2011, or each subsequent five-year anniversary until April 1, 2026, or upon the occurrence of certain events. The Convertible Notes are expected to be issued on Tuesday, January 31, 2006, subject to customary closing conditions.

The Company will use the net proceeds from the issuance of the Convertible Notes to repay existing long-term debt under its U.S. revolving senior credit facility, which may be reborrowed, and for the purchase of 500,000 shares of its common stock simultaneously with the offering.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The securities offered and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Statements in this press release involve forward-looking statements, including forward-looking statements pertaining to completion of the proposed transaction on the terms described above. Actual results may vary materially because of risks and uncertainties, including external factors such as economic conditions and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2004, and its other filings with the Securities and Exchange Commission. This press release speaks only as of its date, and UnitedAuto disclaims any duty to update the information herein.

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